UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2008

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts		02210-2377
(Address of Principal Executive Offices)		(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Definitive Material Agreement.

Satcon Technology Corporation (“Satcon” or the “Company”) and its subsidiaries have entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”) dated as of February 26, 2008 that provides for a senior secured revolving credit facility of up to $10,000,000 (the “Credit Facility”).  The Credit Facility, if not sooner terminated in accordance with its terms, expires on February 25, 2010.

The Credit Facility contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants to which SatCon and its subsidiaries must adhere. The Credit Facility imposes restrictions with regards to additional indebtedness, liens, various fundamental changes (including mergers and acquisitions), payments, investments, transactions with affiliates, and other limitations customary in senior secured credit facilities.

Borrowings under the Credit Facility are permitted to be used for working capital and general business requirements.  Interest on outstanding indebtedness under the Credit Facility will accrue at a rate equal to the Prime Rate plus one percent (1.0%) per annum or the LIBOR Rate plus three and three quarters percent (3.75%) per annum.

The obligations of the Company and its subsidiaries under the Loan Agreement are secured under various collateral documents by first priority liens on substantially all of the Company’s and its subsidiaries’ assets.

The Loan Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform obligations under the Loan Agreement and related documents, defaults in certain other indebtedness and certain other events.  Upon an event of default, the Bank may accelerate maturity of the loans and enforce remedies under the Loan Agreement and related documents.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above with respect to entry into the Loan Agreement and related documents is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date:	March 3, 2008	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer